SECOND AMENDMENT TO THE
BENEFIT RESTORATION PENSION PLAN OF AVON PRODUCTS, INC.
AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2009
This SECOND AMENDMENT is made to the Benefit Restoration Pension Plan of Avon Products, Inc. (the “Plan”), as it was amended and restated on January 1, 2009, by AVON PRODUCTS, INC., a corporation duly organized and existing under the laws of the State of New York (the “Company”).
INTRODUCTION
The Company wishes to amend the Plan to conform the Plan to the requirements of the letter agreement between Sherilyn S. McCoy and Avon Products, Inc., dated April 4, 2012 and to make certain other changes.
AMENDMENTS
NOW, THEREFORE, the Company hereby amends the Plan, effective as of April 23, 2012, as follows:

1.	By amending Section 1.5 in its entirety to read as follows:

“1.5 “Compensation Committee” shall mean the Compensation and Management Development Committee of the Board of Directors of Avon Products, Inc.”

2.	By adding new Section 1.9, renumbering the rest of Section 1 of the Plan and renumbering all cross-references in the Plan therein, such new Section 1.9 to read as follows:

“1.9 “Letter Agreement” shall mean the letter agreement between Sherilyn S. McCoy and Avon Products, Inc., dated April 4, 2012.”

3.	By amending Section 3.1(a)(vi) and (vii) in their entireties and adding new clause (viii) to read as follows:

“(vi)    for any Member who is eligible only for the benefit referenced under Section 1.2(b)(1) of the Retirement Plan, such Member received credit under the Retirement Plan solely for retirement eligibility purposes (and not for age and Credited Service, as defined in the Retirement Plan) for the number of months for which such Member is eligible to receive severance payments, if any, under the terms of the Severance Plan at the time of his Separation from Service, provided that such number of months will not exceed twenty-four (24) months, and further provided that such credit will be provided only to the extent that the total of such Member's age and Credited Service does not exceed eighty-five (85);

(vii)    for any Member who receives benefits under the Change in Control Policy, the Member received an additional two years of credit (for age, Credited Service and Vesting Service, as applicable, as defined in the Retirement Plan, solely for retirement eligibility purposes, applying such additional credits in the same manner as (v) and (vi) are applied above to the relevant Member class), provided that such period of additional years of credit will be provided only to the extent that it does not cause the Member's age and Credited Service to exceed eighty-five (85); and
(viii)    for any Member with a Letter Agreement: (w) the Member became a participant in the Retirement Plan and the Plan hereunder on her Employment Commencement Date (as defined in the Retirement Plan); (x) the Member received “Basic Credits” in accordance with the Basic Credits table in the Retirement Plan which are 2% greater than the percentages listed in such table for Compensation earned above and below the Social Security Taxable Wage Base for each month; (y) if the Member received benefits under the Change in Control Policy, the Member received an additional three years of credit for age and Vesting Service in lieu of the benefit under clause (vii) above; and (z) if the Member suffered a Separation from Service for any reason before completing three years of Vesting Service, the minimum Vesting Service requirements of the Retirement Plan are disregarded. For clarity purposes, after such Member has completed three years of Vesting Service, (z) will no longer apply.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Second Amendment

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on the date set forth below and effective as indicated above.

AVON PRODUCTS, INC.

	By:	/s/ Gina Fitzsimons
	Title:	VP, Global Compensation & Benefits
Date: September 19, 2012